Exhibit 10.22
Forrester Research, Inc. Employee Retention Plan
1.     Purpose. The purpose of the Forrester Research, Inc. Employee Retention Plan (the “Plan”) is:
•	to provide key employees, officers, and directors of Forrester Research, Inc. and its subsidiaries (the “Company”) the opportunity to participate in cash bonuses measured by reference to net gains, if any, from certain investments made by the Company;

•	to help the Company secure and retain the services of such key persons.
2.     Effective Date of the Plan. The Plan shall become effective as of July 1, 2000 (the “Effective Date”). Each anniversary of the Effective Date is referred to as a “Plan Anniversary” and each twelve-month period during the term of the Plan commencing on July 1 and ending June 30 is referred to as a “Plan Year.”
3.     Committee.
3.1	Administration. The Compensation Committee of the Company’s Board of Directors (the “Board Committee”) shall oversee the Plan. The Board Committee shall appoint a committee composed of members of the Company’s management team (the “Management Committee”) to administer the Plan on a day-to-day basis. The Board Committee may remove any member of the Management Committee at any time, with or without cause. Any vacancy on the Management Committee shall be filled promptly by the Board Committee.

3.2	Procedures. The Management Committee shall report to the Board Committee on a quarterly basis, including, as appropriate, any guidelines adopted, amended, or eliminated by the Management Committee, quarterly financial performance, any awards made during the quarter, and any liquidation events or distributions.

3.3	Interpretation. The Management Committee shall administer and interpret the provisions of the Plan on a day-to-day basis. The Board Committee shall have full power and final authority to interpret the provisions of the Plan, and its interpretations and decisions with respect to the Plan shall be final and binding on all interested parties.
4.     Invested Capital. The Company, in its sole discretion, will make capital contributions (the “Invested Capital”) to third-party investment funds (the “Investment Funds”). The initial Invested Capital may consist of up to $20 million. The total amount of Invested Capital and the total amount invested with a particular Investment Fund shall be determined by the Management Committee and subject to the approval of the Board Committee.
5.     Number of Units. The Management Committee will determine the aggregate number of units (the “Units”) that will be awarded to Participants (as such term is hereinafter defined), provided that without written approval of the Board Committee, the total number of Units outstanding at any one time shall not exceed four hundred (400). During the first two Plan Years, if, and to the extent that, Units awarded under the Plan terminate, expire, or are cancelled, new Units may be awarded by the Management Committee up to the number of Units so terminated, expired, or canceled.
6.     Participants. The Management Committee shall determine, within the limitations of the Plan and in accordance with the Plan guidelines set forth in Exhibit A attached hereto (the “Plan Guidelines”) which employees, officers, and directors of the Company may participate in the Plan (the “Participants”). The total number of participants in the Plan, at any one time, shall not exceed one hundred fifty (150).
7.     Award of Units. In determining the number of Units to be granted each Participant, the Management Committee shall take into consideration such Participant’s present and potential contribution to the success of the Company, and such other factors as the Management Committee may deem proper and relevant. Units shall be allocated in accordance with the Plan Guidelines and evidenced by a written instrument in substantially the same form as set forth in Exhibit D.
7.1	Initial Awards. The Management Committee, as it may determine in its sole discretion, shall make an initial award of Units as of the Effective Date to such key employees, officers, and directors who were employed by the Company on July 1, 2000 and for at least a one-year period as of that date (“Initial Awards”).

7.2	Additional Awards. During the first two Plan Years, the Management Committee may make additional awards from time to time and all such additional awards will be subject to the Plan Guidelines and pro-rated based on a Participant’s years of service with the Company in accordance with the schedule set forth in Exhibit C (“Additional Awards”).

7.3	Chairman’s Awards. The Board Committee has allocated a total of forty (40) Units that may be awarded at the discretion of the Company’s Chairman of the Board of Directors, provided that all such awards are subject to the Plan Guidelines, are made within the first two Plan Years, and are pro-rated based on a Participant’s years of service with the Company in accordance with the schedule set forth in Exhibit C (“Chairman’s Awards”).
8.     Termination of Units. Unless the Board Committee determines otherwise, either at the time of award or thereafter, as to each Participant Units shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:
(a)	the date on which such Participant’s employment with or service for the Company terminates;

(b)	June 30, 2010.

(c)	the date of termination of the Plan pursuant to paragraph 16.1 and 16.2.
On such date all Units will terminate automatically and no allocations or distributions shall be made.

9.     Bonus Calculations. Each Plan Year that the Invested Capital returns a gain or loss to the Plan (“Liquidation Event”), the Management Committee will calculate the amount from the Liquidation Event (“Liquidation Event Amount”) available to Participants for cash bonuses in accordance with the allocation formula set forth in Exhibit B (“Bonus Calculation Formula”).
10.     Distribution. Any cash bonuses that may become payable to Participants (“Participant Bonus”) hereunder shall be made by the Company to the Participants within forty five (45) days following the Plan Anniversary date for the Plan Year in which the Liquidation Event occurred (provided, however, that for purposes of administrative convenience, the Company may combine the payment of such bonuses with regular payroll payments), provided that the Participant is still employed or providing services for the Company as of the payment date.
11.     Tax Withholding. Bonuses under the Plan will be subject to applicable income and other taxes and tax withholding as required by law.
12.     Non-Transferability of Units. Without the prior written consent of the Board Committee, no interest in the Plan shall be transferable by any Participant. Any attempted transfer without the Prior written consent of the Board Committee shall be automatically null and void with no further action required by the Company.
13.     Change in Service Level.
13.1	Promotions. Participants who receive promotions within the Company may become eligible for additional Units in the discretion of the Management Committee. Any such additional units shall be awarded in accordance with paragraph 7. Other employees, officers, or directors who receive promotions within the Company may become eligible to participate in the Plan in the discretion of the Management Committee.

13.2	Leave of Absence. Unless the Management Committee determines otherwise, Units shall automatically terminate if a Participant elects to take or is placed on a leave of absence in excess of one month.

13.3	Part time employment. Participants who reduce his or her service from full-time, but continue to work part-time for at least three (3) days per week shall have his or her Units pro-rated to reflect the reduction in service, unless the Management Committee determines otherwise. Units shall automatically terminate if a Participant reduces their service to less than three (3) days per week.

13.4	Permanent and Total Disability. Participants whose employment terminates due to permanent and total disability shall remain in the Plan for the Plan Year in which their employment terminates, after which, the Participant’s Units shall terminate.
14.     Right to Terminate Employment. Nothing in the Plan, or in any award made under the Plan, shall confer upon any Participant the right to continue in the employment of the Company, affect a Participant’s status as an employee at will, or affect the right of the Company to terminate such Participant at any time.

15.     Amendments. The Board Committee may, without prior notice at any time or times, amend the Plan or any outstanding Unit for any purpose which may at the time be permitted by law.
16.     Expiration and Termination of the Plan.
16.1	Expiration of the Plan. Unless the Board Committee determines otherwise, the Plan shall automatically expire upon the earliest of the following:
(a) June 30, 2010.
(b) Such date as all of the Invested Capital has been returned to the Company.
(c) Such date as there are less than 10 Participants participating in the Plan.
Upon termination of the Plan all Units will terminate automatically and no allocations or distributions shall be made
16.2	Termination of the Plan. The Board Committee may, at any time and at its sole discretion, terminate the Plan. Upon termination of the Plan all Units will terminate automatically and no allocations or distributions shall be made.

16.3	Nature of Failure. Neither any of the Units nor any interest in bonuses under the Plan constitutes an ownership or other actual interest in any Invested Capital or in the Company. Such terms used solely for purposes of measuring any cash benefits to be paid to Participants under the Plan.

16.4	Nature of Claim of Payments. Notwithstanding any other provision of the Plan, the Company is not required to set aside or segregate assets of any fund to meet its obligations hereunder. Participants will have no right on account of the Plan in or to any specific assets of the Company. Any right the Participant may have to any payment on account of the Plan is that of a general unsecured creditor of the Company.

16.5	Governing law. The Plan and any certificates thereunder shall be governed by and construed in accordance with the laws of Massachusetts.